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                                STATION CASINOS, INC.
                              STOCK COMPENSATION PROGRAM

                                   SECOND AMENDMENT

         THIS SECOND AMENDMENT, effective as of May 21, 1996, to the Station Casinos, Inc. Stock Compensation Program (the "Program") has been made and adopted by the Board of Directors (the "Board") of Station Casinos, Inc. (the "Company") pursuant to a resolution of the Board made at its July 16, 1996, meeting.

         WHEREAS, the Company, effective May 21, 1993, established the Program for the benefit of key individuals of the Company and its shareholders who will be or are responsible for the future growth of the Company;

         WHEREAS, the Board or a committee appointed by the Board (the "Committee"), subject to certain limitations, has reserved the right to amend the Program at any time and from time to time;

         WHEREAS, the Program permits the Board or the Committee to grant to key individuals (i) stock options qualifying as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options not qualifying as "incentive stock options" within the meaning of Code Section 422, and (iii) restricted shares; and

         WHEREAS, Code Section 162(m) and the regulations thereunder provide that the Company shall not be entitled to a tax deduction for certain employee compensation in excess of $1,000,000 to the extent such compensation is not "performance-based compensation";

         WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to increase the number of shares of the Company's Common Stock available for issuance under the Program;

         WHEREAS, the Company's stockholders have approved the following changes to the Program at the Company's 1996 Annual Meeting;

         WHEREAS, the Company has authorized certain of its officers and directors to execute this Second Amendment on its behalf;

         NOW, THEREFORE, the Company's Board has determined that the Program shall be amended as follows:

         1.   The Program is amended by deleting the first sentence of Section
(a) of Article 3 of the General Provisions of the Program and replacing such first sentence with the following sentence:

         "The maximum aggregate number of shares of Common Stock subject to the Program shall be 6,307,000."


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         2.   The Program is amended by adding to the first sentence of Article
1 of the General Provisions thereof an additional proviso to read as follows:

         "; PROVIDED, FURTHER, HOWEVER, that the Committee may be comprised solely of two or more "outside directors" within the meaning of Code
         Section 162(m) and the regulations thereunder, as amended from time to time, ("Code Section 162(m)") to effect grants that are intended to qualify as "performance-based compensation" within the meaning of Code
         Section 162(m)."

          3. The Program is amended by adding to the General Provisions thereof a new Article 14 to read as follows:

               "Article 14. MAXIMUM NUMBER OF OPTIONS GRANTED IN ANY CALENDAR YEAR. Notwithstanding any other provision of the Program, the number of shares of Common Stock underlying Incentive Options and Nonqualified Options granted under the Incentive Plan and the Nonqualified Plan of the Program, respectively, in any calendar year to any individual participating in the Program shall not exceed the maximum number of shares issuable under the Program."

          4. The Program is amended by adding to the Company's Restricted Share Plan a new Section 9 to read as follows:

               "Section 9. PERFORMANCE-BASED RESTRICTED SHARES. The Committee may also grant Restricted Shares that are subject to a risk of forfeiture if specified performance criteria are not met within a specified period ("Performance-Based Restricted Shares"). Performance-Based Restricted Shares shall be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Performance-Based
           Restricted Shares subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Code
          Section 162(m) and shall be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m). Until otherwise determined by the Committee, Performance-Based Restricted Shares shall become nonforfeitable upon the attainment of one or more preestablished levels of net income, earnings per share, total shareholder return, return on equity employed or cash flow. The payout of any Performance-Based Restricted Shares to any individual may be reduced, but not increased, based on the degree of attainment of the performance criteria or otherwise at the discretion of the Committee. Subject to adjustment under Section 8 of this Plan, all individuals in the aggregate may not receive in any calendar year Performance-Based Restricted Shares exceeding, in the aggregate, 1,000,000 shares of Common Stock and any one individual may not receive in any calendar year Performance-Based Restricted Shares exceeding 500,000 shares of Common Stock."


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          5.   Except as expressly amended by this Second Amendment the terms and provisions of the Program shall remain in effect as approved by the shareholders of the Company on May 21, 1993.


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          IN WITNESS WHEREOF, the Board has caused this Second Amendment to be executed this 12th day of September, 1996, by the undersigned duly authorized officer of the Company.

                                             Station Casinos, Inc.


                                             By: /s/ Glenn C. Christenson
                                                ----------------------------
                                             Title: Executive Vice President